Mr. [Name]
[Title]
Tri-County Financial Corporation
3035 Leonardtown Road
Waldorf, Maryland  20601

Dear Mr. [Name]:

Tri-County Financial Corporation (the “Company”) previously entered into an agreement with the United States Department of the Treasury (the “Treasury”) to participate in the Capital Purchase Program (the “CPP”).  In connection with the Company’s participation in the CPP, on December 19, 2008, you agreed, in accordance with a written letter (which letter is incorporated into this letter by reference), to the following for the period of time during which (i) you were a senior executive officer and (B) the Treasury held an equity or debt position acquired from the Company in the CPP (the “CPP Covered Period”):

(1)           No Golden Parachute Payments. The Company could not make any golden parachute payment to you during the CPP Covered Period.

(2)           Recovery of Bonus and Incentive Compensation. Any bonus and incentive compensation paid to you during the CPP Covered Period was subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

In addition, you agreed that each of the Company’s compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) (collectively, “Benefit Plans”) with respect to you was amended to the extent necessary to give effect to provisions (1) and (2). For reference, those certain affected Benefit Plans are set forth in Appendix A to this letter. If the payments and benefits provided under the Benefit Plans would exceed the golden parachute limitations of the CPP, the payments and benefits would be reduced or revised, in the manner determined by you, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits exceeding the limitations.  In addition, the Company was required to review its Benefit Plans to ensure that they did not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company and, to the extent the review required revisions to any Benefit Plan with respect to you, you and the Company agreed to negotiate those changes promptly and in good faith.

As of this date, the Treasury no longer holds an equity or debt position acquired from the Company and you are no longer a senior executive officer subject to the restrictions of the CPP.  As a result, any amendment to or any agreement to amend any Benefit Plan in accordance with the letter entered into by and between you and the Company on December 19, 2008, is hereby rescinded and without force and effect from this day forward.

To the extent not subject to federal law, this letter will be governed by and construed in accordance with the laws of Maryland. This letter may be executed in two or more counterparts, each of which will be deemed to be an original. A signature transmitted by facsimile will be deemed an original signature.

Yours sincerely,

TRI-COUNTY FINANCIAL CORPORATION

Name:	Louis P. Jenkins, Jr.
Title:	Chair, Governance Committee

Intending to be legally bound, I agree with and accept the foregoing terms on the date set forth below.

[NAME]
Date: September 22, 2011